UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
July 29, 2015
Date of Report (Date of earliest event reported)

LENNAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
700 Northwest 107th Avenue, Miami, Florida 33172
(Address of principal executive offices) (Zip Code)
(305) 559-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
Since June 11, 2015, Lennar Corporation (the “Company”) has paid and delivered, or will pay and deliver, as of the first week of August 2015, approximately $69.8 million in cash and approximately 1.8 million shares of Class A common stock on exchange or conversion of $69.8 million aggregate principal amount of the Company’s 2.75% convertible senior notes due 2020 (“2.75% Notes”).
Exchange Agreements. Between June 11, 2015 and July 29, 2015, the Company entered into privately negotiated agreements with holders of some of the 2.75% Notes to exchange $22.6 million aggregate principal amount of 2.75% Notes for $22.6 million in cash, which is comprised of the face value plus accrued interest on those 2.75% Notes, and approximately 561,000 shares of Class A common stock, which shares had a value equal to the amount by which the value of the shares that would be issuable upon conversion exceeds their face amount. No commissions or other remuneration was paid or given for soliciting the redemptions. Prior to June 11, 2015, the Company had exchanged $99.1 million aggregate principal amount of 2.75% Notes for $99.3 million in cash and 2.4 million shares of Class A common stock. As a result, as of the date hereof, the Company has paid and delivered, or will pay and deliver, as of the first week of August 2015, approximately $121.9 million in cash and approximately 2.9 million shares of Class A common stock on exchange of $121.7 million aggregate principal amount of the 2.75% Notes
Conversion Requests. In addition, as a result of conversion requests pursuant to the 2.75% Notes Indenture relating to $47.2 million aggregate principal amount of 2.75% Notes, the Company paid and delivered, or will pay and deliver, as of the first week of August 2015, approximately $47.2 million in cash and approximately 1.2 million shares of Class A common stock. Prior to June 11, 2015, the Company paid approximately $10,000 in cash and issued 239 shares of Class A common stock upon conversion of $10,000 aggregate principal amount of 2.75% Notes.
The 2.75% Notes were originally issued on November 10, 2010 and are currently convertible, pursuant to the terms of the Indenture governing the 2.75% Notes, into cash, shares of Class A common stock or a combination of both, at the Company’s election. Holders may convert the 2.75% Notes at the conversion rate of 45.1794 shares of Class A common stock per $1,000 principal amount, which is equivalent to a conversion price of approximately $22.13 per share of Class A common stock. The Company issued the Class A common stock on exchange or conversion of the 2.75% Notes in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of that Act.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2015	Lennar Corporation

	By:	/s/ Bruce E. Gross
	Name:	Bruce E. Gross
	Title:	Vice President and Chief Financial Officer